For Immediate Release:  September 20, 2004
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
         Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
September 20, 2004

             MADISON RIVER COMMUNICATIONS ANNOUNCES
        UPDATE OF IMPACT OF HURRICANE IVAN ON OPERATIONS
                    OF GULF TELEPHONE COMPANY


Foley, Alabama - September 20, 2004 - Madison River Communications today announced an update of the impact of Hurricane Ivan on its rural local exchange company, Gulf Telephone Company ("GTC"). Hurricane Ivan made landfall at Gulf Shores, Alabama at approximately 2:00 AM CST on Thursday, September 16, 2004. GTC, located in Foley, Alabama, provides service to the Gulf Coast area from the western border of the Florida panhandle to the East side of Mobile Bay, including the communities of Orange Beach, Gulf Shores and Fort Morgan.

Initial assessments by employees of GTC did not reveal any major damage to GTC's central office or remote offices. However, damage was revealed in certain segments of its outside plant facilities, especially along the beach in Gulf Shores, Orange Beach and Fort Morgan. The Company continues to evaluate and assess the damage in these areas.

GTC serves approximately 18,000 access lines on the beach roads in Gulf Shores, Orange Beach, and Fort Morgan where the most serious impact of Hurricane Ivan was caused by the storm surge. As of 12:00 PM (CST) Monday, September 20, 2004, GTC reported 262 open trouble tickets for its entire service territory, while its system diagnostics reflect a total of 6,759 access lines out of service. The number of total access lines out of service could increase as GTC completes its assessment work, and as customers return to their homes and report problems that have not been picked up by the diagnostics.

Madison River Communications is an established rural local exchange carrier providing communications services to business and residential customers in the Southeast and Midwest regions of the United States. Its integrated service offerings include local and long distance voice, high speed data and Internet access. At June 30, 2004, the Company served approximately 234,300 voice and DSL connections.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.